Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of BioSig Technologies, Inc. on Form S-3 File Nos. 333-251859, 333-230448, 333-231862, 333-204335, 333-218583 and 333-223298 and Form S-8 File No. 333-208807 of our report dated March 31, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of BioSig Technologies, Inc. as of December 31, 2021 and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of BioSig Technologies, Inc. for the year ended December 31, 2022. We resigned as auditors on September 7, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our resignation.

/s/ Friedman LLP

Marlton, New Jersey

March 31, 2023